EXHIBIT 10.19

                 AMENDMENT TO THE STANDARD MOTOR PRODUCTS, INC.
                         SUPPLEMENTAL COMPENSATION PLAN

                           EFFECTIVE DECEMBER 1, 2006

         WHEREAS, the Board of Directors (the "Board") of Standard Motor Products, Inc. (the "Company") has determined to make certain modifications to the Standard Motor Products, Inc. Supplemental Compensation Plan (the "Plan") in order to ensure compliance with federal income tax laws and regulations, including certain law changes made by the enactment of the American Jobs Creation Act of 2004 adding a new Section 409A to the Internal Revenue Code of 1886, as amended (the "Code"); and

         WHEREAS, the Board has also determined to cause the benefit payable under the Plan to the two executives who are the only Participants (as that term is defined in the Plan) in general to be paid out to each of such Plan participants on or as soon as practicable following the payment date hereby established for each Participant (as set forth on Exhibit A, hereto) (such date being referred to hereinafter as the Participant's Payment Date"); and

         WHEREAS, the Board has determined that the proposed lump sum payments described above are permissible under applicable federal tax rules and regulations, including certain transitional relief available under certain recent guidance publicly issued by the Internal Revenue Service, provided such payments are provided for in the Plan, as amended, and provided further that such payments are made pursuant to the terms of the Plan, as amended and the binding and irrevocable agreement of the Company and the affected Plan participants; and

         WHEREAS, the Board has ascertained that the affected Plan participants are in agreement and will consent to such an arrangement for the payment of their Plan benefits as described above;

         NOW, THEREFORE, subject to the consent of each of the affected Plan participants, which consents shall be obtained by means of separate written documents to be executed by each such Plan participant, the Plan is hereby amended as follows:

         1. Notwithstanding anything to the contrary in the Plan, the only benefits payable with respect to any Participant pursuant to the Plan shall be the following:

         a) In the event a Participant's employment with the Company terminates by reason of the Participant's death at any time during the period from the effective date of this Amendment through the Participant's Payment Date, the death benefit payable under the Plan shall be paid to the designated beneficiary or beneficiaries of such Participant as provided in the Plan (without regard to this Amendment), and no further benefit shall thereafter be payable with respect to such Participant;

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         b)    In the event a Participant's employment with the Company
               terminates by reason of the Participant's disability (as that term is used for purposes of the Plan) at any time during the period from the effective date of this Amendment through the Participant's Payment Date, the Participant shall be entitled to such benefit, payable at the time and manner as specified in the Plan, without regard to this amendment; provided, however, that, to the extent necessary to comply with the distribution rules of Code Section 409A, such lump sum payment shall be delayed until the date that is six months after the Participant's termination of employment;

         c) In the event a Participant voluntarily terminates his employment with the Company prior to the Participant's Payment Date, or if a Participant's employment with the Company is terminated for Cause (as defined in the Plan), such Participant shall forfeit all rights to any benefits under the Plan; and

         d) If a Participant remains continuously employed through the Participant's Payment Date, such Participant shall be entitled to a lump sum benefit, payable as soon as practicable following the Participant's Payment Date (whether or not the Participant remains employed at such time), in the form of a lump sum payment in an amount equal to the present value of such Participant's benefit (determined by applying the actuarial assumptions set forth in the Plan and such other reasonable actuarial assumptions as may be required to be applied in such calculation to the benefit that would have been payable to such Participant as a Single Life Annuity under the terms of the Plan without regard to this Amendment, but taking into account such Participant's Compensation through the Participant's Payment Date, and treating the Participant as being 100% vested in the Supplemental Compensation Benefit provided under the Plan).

         2. It is the intent of this Amendment to provide an election as to time and manner of payment of benefits consistent with certain transitional guidance promulgated pursuant to Section 409A of the Code permitting such an election to be made during 2006 applicable to payments that are to be made after the end of 2006, and this Amendment and the Plan, as amended, is intended to comply with Code Section 409A (including applicable transitional guidance), and the Plan and this Amendment are to be interpreted consistent with this intent.

         3. In all other regards, the Plan remains in full force and effect without change.

         IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment to the Plan by the Company, the Company has caused the same to be signed by a duly authorized officer, and its corporate seal to be affixed hereto, this day of November, 2006.

                                STANDARD MOTOR PRODUCTS, INC.



                                By:_______________________________


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EXHIBIT A

         PARTICIPANT                                 PARTICIPANT'S PAYMENT DATE

         Gethin                                      June 15, 2008

         Burke                                       October 25, 2015



















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